Exhibit 99.1

NEWS RELEASE December 16, 2014

	Contacts:	Jay Brown, CFO
Son Nguyen, VP - Corporate Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE COMPLETES REIT MERGER WITH WHOLLY
OWNED SUBSIDIARY

HOUSTON, Dec. 16, 2014 (GLOBE NEWSWIRE) -- Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today the completion of the previously announced merger with its former parent (“Predecessor Crown”).  Crown Castle completed the merger to facilitate its continued compliance with the rules governing real estate investment trusts by ensuring the effective adoption of certain charter provisions that implement ownership limitations and transfer restrictions related to its capital stock.
As a result of the merger, stockholders of Predecessor Crown automatically became stockholders of Crown Castle, which changed its name from “Crown Castle REIT Inc.” to “Crown Castle International Corp.” as of the effective time of the merger and succeeded to the assets, continued the business and assumed the obligations of Predecessor Crown immediately prior to the merger. In particular, Crown Castle assumed the obligation of Predecessor Crown to pay a dividend of $0.82 per share of common stock, which was announced on October 30, 2014 and is payable on December 31, 2014 to stockholders of record at the close of business on December 19, 2014.  Shares of Crown Castle common stock and 4.50% Mandatory Convertible Preferred Stock, Series A, will continue to trade on the New York Stock Exchange under the symbols “CCI” and “CCI-PRA”, respectively.

ABOUT CROWN CASTLE
Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 14,000 small cell nodes supported by approximately 7,000 miles of fiber, Crown Castle is the nation’s largest provider of shared wireless infrastructure with a significant presence in the top 100 US markets.  In addition, Crown Castle operates approximately 1,800 towers in Australia.  For more information on Crown Castle, please visit www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based on Crown Castle management’s current expectations.  Such statements include plans, projections and estimates regarding the effects of the adoption of certain charter provisions.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the Securities and Exchange Commission.  The term “including,” and any variation thereof, means “including, without limitation.”